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                                                                    Exhibit 23.1

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (1) Form S-8 (No. 333-78243) pertaining to the Triad Hospitals, Inc. Retirement Savings Plan, (2) Form S-8 (No. 333-78189) pertaining to the Triad Hospitals, Inc. 1999 Long-Term Incentive Plan, (3) Form S-8 (No. 333-78191) pertaining to the Triad Hospitals, Inc. Management Stock Purchase Plan and the Triad Hospitals, Inc. Outside Director's Stock and Incentive Compensation Plan, (4) Form S-8 (No. 333-80017) pertaining to the Triad Hospitals, Inc. Employee Stock Purchase Plan, (5) Form S-4 (No. 333-54238), as amended (including Post Effective Amendment No. 1 on Form S-8), pertaining to the merger of Quorum Health Group, Inc. and Triad Hospitals, Inc., (6) Form S-8 (No. 333-54238) pertaining to Triad Hospitals, Inc. Executive Stock Purchase Plan, and (7) Form S-8 (No. 333-62204) pertaining to Triad Hospitals, Inc. Nonqualified Employee Stock Purchase Plan of our report dated February 15, 2002 with respect to the consolidated balance sheets of Triad Hospitals, Inc. as of December 31, 2001 and 2000 and the related consolidated statements of operations, equity and cash flows for each of the three years in the period ended December 31, 2001, included in the Form 10-K for the year ended December 31, 2001.

Dallas, Texas
March 27, 2002


                                          /s/ ERNST & YOUNG, LLP